EXHIBIT 10.32

              AMENDED UNDERSTANDING BETWEEN TENGTU CHINA AND TENGTU
                INTERNATIONAL CORP. GOVERNING ACTIVITIES IN CHINA
             RELATING TO OPERATION MORNING SUN, NATIONAL CENTRE FOR
              AUDIO/VISUAL EDUCATION AND THE MINISTRY OF EDUCATION

1. All activities of Tengtu China, investments, agreements, contracts and undertakings entered into with the Ministry of Education for the purposes of Operation Morning Sun, NCAVE, China Broadband Education Resources Centre, Local Broadband Education Resources Centres and as otherwise contemplated in the understandings with the Ministry, will be conducted on behalf of TIC and TUC according to the joint venture agreement.

2. Tengtu China will operate in these activities as the joint- venture partner of TIC and all investments and revenues will be accounted for under the joint co-operation and management of Tengtu China and Tengtu International Corp., its controller and auditors. Tengtu China and TIC will establish systematic reporting and access to the accounts established for the business activities related to the Ministry of Education initiatives. This is most important for purposes of complying with the SEC Audit Regulations.

3. Tengu's partnership in the China Education Resources Centre will be understood to be the interest held by Tengtu China, and its affiliated companies, on behalf of the TUC joint-venture, pursuant to the May 22, 2002 Cooperation Agreement with NCAVE. Of the percentage held by Tengtu China, and its affiliated companies (the "TTC Interest"), 57% will be held for and assigned to TIC(the "TIC Interest") .

4. It is the understanding of TC and TIC that both TUC parties will work towards consolidating the joint-venture into a single operating and incorporated entity as soon as conditions are favorable and compliance of such an undertaking can be met under the respective jurisdictions. In the meantime, both TC and TIC will operate on behalf of and in the interests of the TUC joint- venture, its partners and investors.

5. TIC agrees to raise 80 Million RMB which is the planned initial capital needed for the "Morning Sun Broadband Education Resources Centre" project to be established jointly with the NCAVE of the Ministry of Education of China. The 80 Million RMB shall be an equity contribution to the project and shall not be a loan from TIC to TC. In the event that TIC fails to raise 80 Million RMB by December 31, 2003, the TIC Interest will be reduced by a percentage equal to 80 Million RMB minus the amount raised by TIC, divided by 80 Million RMB (the "Reduction Percentage"). At no time shall TIC's interest in the China Broadband Education Resources Centre exceed the TIC Interest minus the Reduction Percentage



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BEIJING TENGTU CULTURE &                  TENGTU INTERNATIONAL CORP.
EDUCATION ELECTRONCIS
DEVELOPMENT CO., LTD.

By its shareholders:                                By:_________________________
                                                       John Watt, President
Beijing Jiade Tengtu Technology Group
Co. Ltd and Beijing Oriental Tai He
Technology Development Co., Ltd.


By:______________________________
           FanQi Zhang


BEIJING TENGTU TIANDI NETWORK
CO., LTD.

By its shareholders:

Beijing Jiade Tengtu Technology Group
Co. Ltd and Beijing Oriental Tai He
Technology Development Co., Ltd.


By:______________________________
           FanQi Zhang



Amended and restated as of April 25, 2001

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